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                                                                      EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Antigenics Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-40440, 333-40442, 333-50434 and 333-69580) and on Form
S-3 (File Nos. 333-56948, 333-69582, 333-74002 and 333-90380) of Antigenics Inc.
of our report dated February 17, 2003, except as to the first paragraph of Note 16, which is as of March 26, 2003 with respect to the consolidated balance sheets of Antigenics Inc. and subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, and to the reference to our firm under the heading "Selected Consolidated Financial Data," which report and reference appear in the December 31, 2002 annual report on Form 10-K of Antigenics Inc. Our report refers to a change in accounting for purchase method business combinations completed after June 30, 2001 and a change in accounting for goodwill and intangible assets beginning January 1, 2002.

                            /S/ KPMG LLP

                            Short Hills, New Jersey
                            March 27, 2003